Exhibit 10.1

[**] Certain information has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL TERMINATION AND
SETTLEMENT AGREEMENT AND MUTUAL RELEASES

THIS CONFIDENTIAL TERMINATION AND SETTLEMENT AGREEMENT AND MUTUAL RELEASES (“Termination Agreement”) is entered into as of September 10, 2019 and effective as of September 9, 2019 (the “Settlement Date”), by and between Lexicon Pharmaceuticals, Inc. (“Lexicon”), a Delaware corporation, on the one hand, and Sanofi-Aventis Deutschland GmbH (“Sanofi-Aventis”), a limited liability company formed under the laws of Germany, on the other hand. Each of Lexicon and Sanofi-Aventis is a “Party” to this Termination Agreement, and, collectively, they are the “Parties.” All capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the certain Collaboration and License Agreement, dated November 5, 2015, as amended, between Sanofi and Lexicon (the “License Agreement”).
RECITALS
WHEREAS, Sanofi and Lexicon entered into the License Agreement, which License Agreement was later assigned by Sanofi to Sanofi-Aventis, under which Lexicon granted Sanofi-Aventis an exclusive license for the development, manufacture and commercialization of certain Licensed Products, and under which both Sanofi-Aventis and Lexicon committed to conduct certain developmental and commercialization activities, including undertaking certain clinical studies for the purpose of obtaining regulatory approval for the sale of Licensed Products in defined Territories;
WHEREAS, on July 25, 2019, Sanofi-Aventis provided Lexicon with a notice of its termination of the License Agreement, to be effective August 24, 2019, pursuant to Section 12.3 of the License Agreement;
WHEREAS, Lexicon has disputed the validity of Sanofi-Aventis’ July 25, 2019 notice of termination and has alleged breach of contract and other liability arising from such purported termination and certain related matters, as described in letters from Lexicon to Sanofi-Aventis dated July 25, 26 and 29, 2019, and discussed by representatives of the Parties in various teleconferences and meetings (collectively, the “Disputes”);
WHEREAS, Sanofi-Aventis has denied all allegations of breach and liability as set forth by Lexicon in the Disputes;
WHEREAS, on August 19, 2019, Sanofi-Aventis, pursuant to Section 13.5 of the License Agreement, served a notice of arbitration upon Lexicon and initiated binding arbitration through JAMS (New York) (the “Arbitration Demand”);
WHEREAS, on August 22, 2019, the Parties agreed to extend the effective date of Sanofi-Aventis’ purported termination from August 24, 2019 to September 7, 2019, for the express purpose of allowing additional time for the Parties to negotiate a settlement resolving the Disputes, while reserving all rights and remedies with respect thereto;
WHEREAS, on September 5, 2019, the Parties agreed to further extend the effective date of Sanofi-Aventis’ purported termination from September 7, 2019 to September 13, 2019, for the express purpose of allowing additional time for the Parties to negotiate a settlement resolving the Disputes, while reserving all rights and remedies with respect thereto;
WHEREAS, the Parties desire to resolve the Disputes in an effort to avoid the cost and expense of arbitration and litigation, including filing and arbitration costs, and attorney’s fees.
NOW, THEREFORE, in consideration of the foregoing mutual covenants and agreements contained in this Termination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
1.    TERMINATION OF LICENSE AGREEMENT. The Parties agree that the License Agreement is hereby terminated in its entirety as of the Settlement Date and that, as of the Settlement Date, the Licensed Product (which as used in this Termination Agreement shall encompass all Licensed Products that are the subject of the License Agreement as of the Settlement Date) shall be deemed a Terminated Product and the entire Territory shall be deemed Terminated Territory.

2.    CONSEQUENCES OF TERMINATION. The Parties agree that all rights and obligations set forth in Section 12.5 (“Consequences of Termination”) and Section 12.7 (“Accrued Rights; Surviving Obligations”) of the License Agreement remain enforceable and survive the termination as intended in the License Agreement (subject to the terms and conditions therein), except to the extent any of those rights and obligations in Sections 12.5 and 12.7 are extinguished or directly modified in this Termination Agreement. To the extent any terms and conditions of this Termination Agreement modify, contradict or are inconsistent with the License Agreement, the Parties agree that this Termination Agreement shall control and govern.

3.    PAYMENT BY SANOFI-AVENTIS TO LEXICON. Sanofi-Aventis shall pay Lexicon $260,000,000 USD (Two-Hundred and Sixty Million U.S. Dollars). Such payment shall be made by Sanofi-Aventis to Lexicon as follows:

a.80% ($208,000,000) within ten (10) Business Days of the Settlement Date;

b.10% ($26,000,000) within 180 days following the Settlement Date; and

c.10% ($26,000,000) within 365 days following the Settlement Date.

The Parties agree that Sanofi-Aventis has the right to offset from any such settlement payments amounts of monies that are then due and outstanding from Lexicon to Sanofi-Aventis under this Termination Agreement until such time as any disputes regarding Sanofi’s claims are resolved by the Parties pursuant to this Termination Agreement. In the event that Sanofi-Aventis fails to timely pay any amounts due to Lexicon under this Termination Agreement, including as a consequence of offsetting monies not due and outstanding from Lexicon to Sanofi-Aventis at the time of offset, then without limiting any remedies that may otherwise be available to Lexicon with respect to such failure under this Termination Agreement, such amounts due from Sanofi-Aventis to Lexicon but not timely paid shall be subject to late payment interest in accordance with Paragraph 31 below.

4.    MUTUAL RELEASES. The Parties, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors-in-interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the other Parties, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors-in-interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which any Party has, or may have had, against any other Party, whether or not apparent or yet to be discovered, for (i) any acts or omissions related to or arising from the License Agreement or (ii) the Disputes. This Termination Agreement resolves any released claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs, and attorneys’ fees. The released claims shall not include any claims relating to a breach of this Termination Agreement or a breach of provisions in the License Agreement that survive termination.
5.    SANOFI-AVENTIS’ CESSATION OF FURTHER DEVELOPMENT. The Parties agree that, from and after the Settlement Date, Sanofi-Aventis has the right and hereby invokes its right to cease conducting any further activities under the License Agreement in connection with Development, save and except for the obligations expressly set forth in this Termination Agreement.
6.    LEXICON’S ASSUMPTION OF CLINICAL STUDIES. The Parties agree that Lexicon shall assume control of the clinical studies involving the Terminated Product set forth in Schedule A (“Assumed Studies”) in accordance with the transfer dates and other terms and conditions set forth in this Paragraph 6 and Paragraph 7. The Parties agree that except for Sanofi-Aventis’ Development and associated obligations set forth in this Paragraph 6 and Paragraph 7, all other ongoing obligations of Sanofi-Aventis to conduct or continue to fund the Assumed Studies (or any other studies) under Section 12.5.1(iv) of the License Agreement, or otherwise, are hereby terminated, including any obligation by Sanofi-Aventis to continue to fund the costs of Assumed Studies for twelve (12) months following termination.

a.
CORE PHASE 3 STUDIES. Lexicon hereby assumes control of all studies set forth in Schedule A-1 (collectively, the “Core Phase 3 Studies”) as of the Settlement Date. Sanofi-Aventis agrees that for a period of [**] days following the Settlement Date, it will provide a reasonable level of assistance in support of the transition of such control, including responding to Lexicon’s reasonable requests for information and making knowledgeable Sanofi-Aventis employees reasonably available to respond to Lexicon’s questions. Lexicon will assume, and Sanofi-Aventis will undertake Commercially Reasonable Efforts to immediately assign or otherwise transfer the related clinical study contracts identified in Paragraph 7 of this Termination Agreement, including the existing [**] related to the Core Phase 3 Studies, in each case at no cost or liability to Lexicon beyond the remaining contracted budget as of the Settlement Date.

b.
NON-CORE STUDIES. Lexicon will assume control of the studies set forth in Schedule A-2, including the “SCORED,” “SOLOIST,” and “China Studies” (collectively, the “Non-Core Studies”) as of the date which is 120 days following the Settlement Date (the “Non-Core Study Transition Date”). Sanofi-Aventis will use Commercially Reasonable Efforts and work with Lexicon and its designee in good faith to transition the Non-Core Studies to Lexicon or its designee as of the Non-Core Study Transition Date. Lexicon will assume, and Sanofi-Aventis will undertake Commercially Reasonable

Efforts to assign or otherwise transfer the related clinical study contracts identified in Paragraph 7 of this Termination Agreement prior to the Non-Core Study Transition Date, in each case at no cost or liability to Lexicon beyond the remaining contracted budget as of the Settlement Date. Sanofi-Aventis will maintain control and continue its conduct of the Non-Core Studies using Commercially Reasonable Efforts until the Non-Core Study Transition Date.

c.
In the event the assignment, transfer and transition of the Assumed Studies is not complete within the relevant time periods set forth above, Sanofi-Aventis will continue providing support for the Assumed Studies as Lexicon may reasonably request after such timelines until [**] days after the Settlement Date, and Lexicon will reimburse Sanofi-Aventis for its internal costs directly relating to such support at the FTE Rate; provided, the foregoing [**]-day limitation on Sanofi-Aventis’ obligation to provide support for the Assumed Studies and the foregoing obligation of Lexicon to reimburse Sanofi-Aventis’ internal costs relating to such support are subject to Sanofi’s exercise of Commercially Reasonable Efforts to promptly carry out its obligations with respect to the assignment, transfer and transition of the Assumed Studies within the relevant time periods set forth above.

7.    LEXICON’S ASSUMPTION OF CLINICAL STUDY-RELATED CONTRACTS AND COSTS. Sanofi-Aventis agrees to assign or transfer to Lexicon third party vendor and service contracts relating to the Assumed Studies and Lexicon agrees to make all third party vendor payments and assume such contractual obligations through direct assignment or novation of vendor and service contracts related to the Assumed Studies as set forth below.

a.Sanofi-Aventis represents that all third party contracts relating to the Assumed Studies are identified in Schedule B (“Assumed Study Contracts”), with the exception of investigator contracts or agreements, which the Parties agree are similarly subject to assumption under this paragraph. Sanofi-Aventis further represents that Schedule B also identifies all known change orders to such contracts or statements of work. Sanofi-Aventis reserves the right to amend Schedule B to add additional contracts to the extent they are discovered, in good faith, following the date of execution of this Termination Agreement, unless the total liability of the added contracts exceeds $[**] (USD), in which case Lexicon will have the right to reject and not assume such added contracts. The Parties agree that investigator contracts or agreements shall not be counted for purposes of calculating total liability of the added contracts under this Paragraph.

b.To the extent any Assumed Study Contracts are not permitted to be assigned, Sanofi-Aventis shall negotiate with the vendor or subcontractor in good faith to seek a reasonable termination of such contract and formation of a new contract between Lexicon and the respective vendor or service provider, if possible. If termination is not possible with respect to any such Assumed Study Contract, then Sanofi-Aventis will undertake performance under such non-terminable contract, and Lexicon agrees to reimburse Sanofi-Aventis for any out-of-pocket payments associated with Sanofi-Aventis’ continued performance of such non-terminable contract, provided that Lexicon shall not be required to reimburse Sanofi-Aventis for its internal costs of administering such non-terminable contracts.

c.Pending any such assignment or novation of an Assumed Study Contract, Sanofi-Aventis will maintain such Assumed Study Contract with the applicable third party for Lexicon’s benefit unless and until notified by Lexicon that such third party’s services under such Assumed Study Contract is no longer needed.

d.Sanofi-Aventis will pay and take responsibility for payment under Assumed Study Contracts for all work done by vendors, service providers or subcontractors (including, without limitation, clinical sites and investigators) and any liability incurred on or before the Settlement Date, and Lexicon will pay and take responsibility for payment under Assumed Study Contracts for all work done by vendors, service providers or subcontractors (including, without limitation, clinical sites and investigators) and any liability incurred after the Settlement Date, in each case irrespective of when invoices for such work or services are issued by the vendors, service providers or subcontractors, or received by either Party. For clarity, Sanofi-Aventis will indemnify Lexicon and will not assert liability against Lexicon or seek contribution from Lexicon relating to [**]. The Parties will jointly draft and send notices to vendors, service providers and subcontractors subject to Assumed Study Contracts to communicate this arrangement for allocation of payments within [**] Business Days following the Settlement Date.

e.Notwithstanding the foregoing, Lexicon will have the right to select its own vendors and service providers, and decline any assignment or novation of an Assumed Study Contract, in which case Lexicon will have no obligation to the Sanofi-Aventis vendor, service provider or subcontractor for which it declines such assignment or novation, and Sanofi-Aventis will have no obligation to maintain such contract following the Settlement Date for the Core Phase 3 Studies and the Non-Core Study Transition Date for the Non-Core Studies. In the event Lexicon so declines assignment or novation of any Assumed Study Contract under this provision, Lexicon will reimburse Sanofi-Aventis for any continued out-of-pocket costs under the contract incurred by Sanofi-Aventis until such contract expires and Sanofi-Aventis shall use Commercially Reasonable Efforts to terminate such Assumed Study Contract declined by Lexicon as soon as practicable.

8.    MANUFACTURING AND SUPPLY. The Parties agree that notwithstanding Section 12.5.1(vi) of the License Agreement, Sanofi-Aventis is not required to continue to perform and will cease performing all Manufacturing and supply obligations and efforts with respect to the Licensed Compound and Terminated Product, except as set forth in this Termination Agreement as follows:

a.Sanofi-Aventis agrees to transfer ownership and deliver to Lexicon or its designee Sanofi-Aventis’ existing inventory of Terminated Product, active pharmaceutical ingredient, intermediates and other compounds, packaging, labeling and other materials and associated documentation relating to or otherwise useful for the Manufacture of the Licensed Compound and Terminated Product identified in Schedule C (“Inventory”), in each case at no cost to Lexicon and in accordance with cGMP shipping standards. Within [**] days of the Settlement Date, Lexicon will provide notice to Sanofi-Aventis of its desired destination for delivery of such Inventory, and Sanofi-Aventis will ship such Inventory in accordance with such notice as soon as practicable. Sanofi-Aventis is obligated to ship Inventory at its cost only to the extent such Inventory is stored at Sanofi-Aventis-owned sites. Sanofi-Aventis is not obligated to ship Inventory at its cost if stored by its vendors, manufacturers or suppliers. Notwithstanding the foregoing, Sanofi is not obligated to pay and Lexicon agrees to pay all taxes and duties associated with any shipping undertaken by Sanofi pursuant to this

Paragraph. The Parties agree that Sanofi-Aventis represents and covenants that all such Inventory stored at Sanofi-Aventis-owned sites was Manufactured and will be maintained through delivery to Lexicon in accordance with Applicable Law and the applicable specifications therefor, including, to the extent required by Applicable Law, cGMP; provided, however, if the Inventory at Sanofi-Aventis-owned sites is damaged or does not meet applicable specifications due to Sanofi-Aventis’ gross negligence or willful misconduct, Sanofi-Aventis shall pay the reasonable replacement cost of such Inventory to Lexicon. Sanofi further represents that all Inventory Manufactured by third party vendors, manufacturers and suppliers was so Manufactured pursuant to contracts identified in Schedule D and subject to assignment to Lexicon hereunder.

b.Sanofi-Aventis agrees, at its sole expense, to transfer to Lexicon or its designee all technology, know-how documentation, and other written information in its possession or control which is necessary or used by Sanofi-Aventis to perform the Manufacturing Process, including, without limitation, with respect to any formulation development activities (the “Technology Transfer”). Sanofi shall use Commercially Reasonable Efforts to ensure the Technology Transfer occurs as soon as practicable.

c.At Lexicon’s request, it may assume all contractual rights and obligations through direct assignment by Sanofi-Aventis of existing vendor and service contracts related to Manufacturing and supply of the Licensed Compound and Terminated Product; provided, that Sanofi-Aventis will remain responsible for all financial obligations thereunder until such assignment to Lexicon. Sanofi-Aventis represents that all such contracts are identified in Schedule D (the “Manufacturing Contracts”) and that there are no amounts due and owing under those contracts at the time of assignment to Lexicon and that all payments have been made for Manufacturing performed and Manufacturing obligations incurred prior to the time of assignment. Subject to Lexicon’s prior written consent, at Sanofi-Aventis’ request the Parties may amend Schedule D to add additional contracts to the extent they are discovered, in good faith, following the Settlement Date.

d.To the extent Lexicon requests the assignment of any Manufacturing Contracts which are not permitted to be assigned, Sanofi-Aventis shall negotiate with the vendor, service provider or subcontractor in good faith to a seek a reasonable termination of such contract and formation of a new contract between Lexicon and the respective vendor, service provider or subcontractor, if possible. If termination is not possible with respect to any such Manufacturing Contract, then Sanofi-Aventis will undertake performance under such non-terminable contract, and Lexicon agrees to reimburse Sanofi-Aventis for any out-of-pocket payments associated with Sanofi-Aventis’ continued performance of such non-terminable contract; provided that Lexicon shall not be required to reimburse Sanofi-Aventis for its internal costs of administering such non-terminable contracts.

e.The Parties shall use Commercially Reasonable Efforts to complete such transfer of Inventory, the Technology Transfer and the assignment of requested Manufacturing and supply contracts as soon as practicable and no later than [**] days after Settlement Date.

f.Sanofi-Aventis will retain responsibility for the supply and shipping of the Licensed Compound and Terminated Product (including clinical supply,

distribution, returns and reconciliations, which may include the use of clinical supply depots, for the Assumed Studies) at its expense until [**] days following the Settlement Date. If such transfers and assignments are not completed, or to the extent Lexicon reasonably needs further Manufacturing and supply and shipping of the Licensed Compound or Terminated Product (including clinical supply and distribution), following the completion of such transfer and assignments and prior to expiration of [**] days following the Settlement Date, Sanofi-Aventis shall continue responsibility for, or assume responsibility for as the case may be, such Manufacturing and supply of Licensed Compound or Terminated Products, to the extent Sanofi-Aventis would have been obligated to do so under the License Agreement pursuant to Section 12.5.1(vi) thereof, but all such limitations contained therein, including the transfer pricing (Sanofi-Aventis’ Manufacturing Cost plus five percent (5%)), shall apply. For purposes of further clarity, the Parties agree that clinical supplies and related manufacturing control costs (CMC costs) shall be included in Sanofi-Aventis’ Manufacturing Cost for such purpose, and subject to payment by Lexicon through the transfer cost (Sanofi-Aventis’ Manufacturing Cost, plus five percent (5%)).
g.Subject to Paragraph 8(a), Sanofi-Aventis will be under no obligation to provide Manufacturing and supply after the expiration of [**] days following the Settlement Date.

9.    LEXICON’S ASSUMPTION OF ONGOING STABILITY STUDIES. To the extent not covered by Paragraphs 6-8 above, Lexicon also agrees to immediately assume, and Sanofi-Aventis shall assign, responsibility for all ongoing stability studies and contracts for the same, subject to the same assignment terms set forth in Paragraph 8(a)-(f). To the extent such ongoing stability studies are being conducted directly by Sanofi-Aventis, Sanofi-Aventis will continue to undertake such activities consistent with this Termination Agreement for [**] days following the Settlement Date, at its own costs. To the extent Lexicon requests that Sanofi-Aventis continue such internal ongoing stability studies after [**] days following the Effective Date, Lexicon will reimburse Sanofi-Aventis for all such costs, including reasonable costs for internal full-time employees (FTE) costs at the FTE Rate.

10.    REGULATORY.

a.
Regulatory Matters. Sanofi-Aventis and Lexicon will use Commercially Reasonable Efforts to transfer control and ownership of all Regulatory Documentation to Lexicon within [**] days of the Settlement Date. Without limiting the foregoing, Sanofi-Aventis shall (i) transfer or assign sponsorship of the INDs and Drug Approval Application in the United States, and Regulatory Approval for T1DM in the European Union, and other regulatory filings, relating to Terminated Product, and (ii) provide copies of other regulatory documents that are necessary for Lexicon to assume control and sponsorship, and maintain the regulatory files. All Regulatory Documentation constituting INDs or Drug Approval Applications (either finalized, or if in draft form, the most recent version of the draft) shall be provided in native format documents, if applicable. Pending and after such transfer, Sanofi-Aventis will cooperate with Lexicon in such transition and other activities as may be reasonably necessary to enable Lexicon to communicate and make submissions to regulatory authorities related to the Terminated Product in the United States and European Union, and will make appropriate personnel reasonably available to assist Lexicon in such activities.

b.
PV Quality System and Database. Sanofi-Aventis and Lexicon will use Commercially Reasonable Efforts and work together in good faith to transfer the global safety database, and related patient safety oversight and governance files, to Lexicon within [**] days following the Settlement Date; provided, that if the Parties are unable to complete such transfer within such [**]-day period, Sanofi-Aventis will continue to retain responsibility for maintaining the global safety database and related files for up to an additional [**] days, subject to the cost-transfer provision of sub-Paragraph (g) of this Section. Sanofi-Aventis will provide Lexicon with information reasonably necessary for Lexicon to comply with its pharmacovigilance responsibilities, including, as applicable, any Adverse Events or other adverse drug experiences, in each case in the form reasonably requested by Lexicon. Subject to all other terms in this Paragraph, Sanofi-Aventis will retain responsibility for maintaining the global safety database and related files until such transfer is complete, but in no event beyond [**] days following the Settlement Date. For clarity, following transfer of the global safety database, Sanofi-Aventis shall have no further obligations relating to pharmacovigilance responsibilities.

c.
Regulatory Authority Inspections. Pending and after the transfer of regulatory documentation contemplated above, at Lexicon’s request, Sanofi-Aventis will reasonably assist Lexicon with respect to any Regulatory Authority inspection that relates to any Development or Manufacturing activity conducted by or on behalf of Sanofi-Aventis under the License Agreement and will permit a reasonable number of Lexicon representatives to be present during such inspection. Lexicon will reimburse Sanofi-Aventis for all reasonable costs with respect to all such requested assistance, including reasonable costs for internal full-time employees (FTE) costs at the FTE Rate.

d.
Simultaneous Transfer. The Parties agree that for purposes of continuity and to ensure regulatory compliance, Sanofi-Aventis, to the extent practicable, will transfer information set forth in the “Regulatory Matters” and “PV Quality System and Database” paragraphs above simultaneously to Lexicon, and Lexicon will undertake reasonable efforts to accommodate the simultaneous transfer.

e.
No Launch Before Transfer. Lexicon represents that it does not intend to, and hereby agrees that it will not commercially launch the Terminated Products before the completion of transfers contemplated in the “Regulatory Matters” and “PV Quality System and Database” paragraphs above.

f.
Mutual Cooperation. Lexicon and Sanofi-Aventis will use Commercially Reasonable Efforts to complete and execute all documentation and respond to regulator inquiries in order to effect the transfer of the Regulatory Documentation and patient safety databases under this provision. Pending and after such transfer, Sanofi-Aventis will cooperate with Lexicon in such transition and other activities and shall provide such regulatory support as may be reasonably necessary to assist Lexicon to prepare and submit initial filings for the regulatory approval of the Terminated Product for T2DM in the United States and European Union currently planned for the first half of 2020 and to respond to inquiries or information requests from Regulatory Authorities with respect thereto, and will make appropriate personnel reasonably available to assist Lexicon in such activities; provided, that Sanofi shall not be obligated to provide such regulatory assistance or cooperation beyond [**] days following the Settlement Date except to the extent Lexicon is not reasonably able to appropriately respond to such Regulatory Authority inquiries or information requests without such assistance or cooperation from Sanofi-Aventis, in which case, the Parties agree that Sanofi-Aventis’s obligation to cooperate after [**] days following the Settlement Date shall be limited to answering specific questions via teleconference.

g.
Ongoing Regulatory and Ethical Responsibility Costs. To the extent Sanofi-Aventis continues maintenance of regulatory files (including activities as may be reasonably necessary to assist Lexicon to communicate and make submissions to regulatory authorities related to the Terminated Product in the United States and European Union) after [**] days following the Settlement Date, Lexicon will reimburse Sanofi-Aventis for all reasonable costs relating to such continued maintenance, including reasonable costs for internal full-time employees (FTE) costs at the FTE Rate; provided, that the foregoing obligation is subject to Sanofi-Aventis’ exercise of Commercially Reasonable Efforts to promptly carry out its obligations with respect to the transfer of control and ownership of such regulatory files.

11.    QUALITY. Sanofi-Aventis will use Commercially Reasonable Efforts to transfer to Lexicon quality assurance (“QA”) information including copies of audit plans and audit certificates, comprehensive information relating to product specific observations and remediation efforts, and lists of all Regulatory Authority inspections relating to its QA activities with respect to Terminated Product within [**] days of the Settlement Date. Lexicon may request additional QA information and Sanofi-Aventis agrees to cooperate and provide additional QA information that is reasonably requested and necessary for the purpose of Lexicon’s assumption of responsibilities for the Terminated Product. Pending and after such transfer, Sanofi-Aventis will reasonably cooperate with Lexicon representatives and any Lexicon request for additional information concerning Sanofi-Aventis’ activities relating to the Terminated Product for the purpose of identifying and understanding any areas of non-compliance with cGCP, cGMP, cGLP and other similar requirements promulgated by Regulatory Authorities, including making appropriate personnel from its QA group (and other functions as necessary) reasonably available to assist Lexicon in such activities. In the event the transition of QA activities is not complete within [**] days of Settlement Date and Sanofi-Aventis provides support for QA activities after such time period, Lexicon will reimburse Sanofi-Aventis for internal costs at the FTE Rate; provided, that the foregoing obligation is subject to Sanofi-Aventis’ exercise of Commercially Reasonable Efforts to promptly carry out its obligations with respect to the transition to Lexicon of QA activities. Notwithstanding the foregoing, Sanofi-Aventis agrees that it will use Commercially Reasonable Efforts to complete all QA activities relating to [**] at its sole expense and will promptly transfer to Lexicon all QA information relating to such [**] following its completion, including relevant reports and data.

12.    INTELLECTUAL PROPERTY. Sanofi-Aventis hereby assigns to Lexicon all intellectual property rights solely relating to the Terminated Product, including without limitation any Patents, Trademarks, know-how, Information and Inventions and clinical study and other data, all of which Patents and Trademarks are set forth in Schedule E. Sanofi-Aventis agrees to take all reasonable actions and execute such agreements, instruments and documents as may be necessary or reasonably requested by Lexicon to confirm and perfect Lexicon’s intellectual property rights in accordance with the foregoing sentence.

13.    EXPENSES; NO FURTHER PAYMENTS. Except to the extent expressly provided in this Termination Agreement, the Parties agree that each Party will bear its own expenses incurred in connection with the matters contemplated by this Termination Agreement and that neither Party will owe any additional payment to the other Party pursuant to the License Agreement.

14.    INDEMNITY. The Parties agree that Article 11 of the License Agreement survives termination pursuant to Section 12.7 of the License Agreement and is enforceable, and shall be expanded following the Settlement Date to include indemnification for Third Party Claims arising from breaches of the obligations of this Termination Agreement.

15.    NOTICE REQUIREMENTS. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under the License Agreement or this Termination Agreement shall be in writing, shall refer specifically to the License Agreement or this Termination Agreement and shall be deemed given only if delivered by hand or by facsimile (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Paragraph or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Paragraph 14. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Paragraph is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Termination Agreement.

If to Sanofi-Aventis, to:
54 Rue La Boetie, 75008
Paris, France
Attention: Dieter Weinand

with copies (which shall not constitute notice) to:

54 Rue La Boetie, 75008
Paris, France
Tel. +331 5377 4664
Attention: VP, Legal Operations
Facsimile +331 5377 4453

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
USA
Attention: Christopher M. Strongosky
Facsimile: +1(212)884-8543

If to Lexicon, to:

Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
USA
Attention: President

with copies (which shall not constitute notice) to:

Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
USA
Attention: General Counsel

and

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
USA
Attention: Steven D. Barrett, Esq.
Facsimile: +1 (617) 526-5000

16.    LIMITATION ON LIABILITY. The Parties agree that the limitation of liability provision contained in Section 11.4 of the License Agreement shall apply to any claim arising out of or related to this Termination Agreement.

17.    CONSENT TO WITHDRAWAL AND DISMISSAL OF PENDING JAMS ARBITRATION. Upon execution of this Termination Agreement, Sanofi-Aventis and Lexicon will consent to the withdrawal of the Arbitration Demand, with prejudice.

18.    DISPUTE RESOLUTION. To the extent either Party disputes the sufficiency of the other Party’s performance under this Termination Agreement, including but not limited to claims of breach of this Termination Agreement (but expressly excluding claims of breach of the License Agreement, which are otherwise released by the Parties in this Termination Agreement), the dispute shall be subject to the dispute resolution procedures applicable to Legal Disputes set forth in Sections 13.5 and 13.6 of the License Agreement, which are incorporated by reference.

19.    COMPROMISE OF DISPUTED CLAIMS. This Agreement is a compromise and settlement of the Disputes (disputed claims) and is entered into in order to avoid the expense and uncertainty of arbitration or additional litigation. No action taken by Lexicon or Sanofi-Aventis, either previously or in connection with this Termination Agreement, shall be deemed or construed to be: (1) an admission of the truth or falsity of any claims made by one Party against any other Party; or (2) an acknowledgement or admission by any Party of any fault or liability whatsoever to any other Party, or to any third party.

20.    CONFIDENTIALITY. The Parties agree that the terms of this Termination Agreement (including, but not limited to, the fact of payment and the amounts to be paid hereunder), are confidential and shall not be disclosed by any Party or by its representatives, except (1) as required by law, subpoena or government order, including in order to comply with applicable securities laws or regulations or the rules or regulations of any stock exchange on which securities of the Party making such disclosure are traded, (2) to the Parties’ respective counsel, accountants, financial advisors, and tax professionals retained by them, or (3) to any federal, state, or local governmental taxing or regulatory authority. The Parties agree to use reasonable efforts to ensure that any person identified in the preceding sentence to whom information concerning this Termination Agreement is disclosed maintains the confidentiality outlined by this provision. Nothing contained in this paragraph shall prevent any Party from stating that the Parties have “amicably resolved all differences.”

21.    NON-DISPARAGEMENT. The Parties agree that, unless required by legal process, its corporate officers, employees and directors shall not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person whatsoever, about the other Party or its attorneys, or representatives/affiliates, or any of its directors, officers, employees, attorneys, agents, or representatives, and in the case of Sanofi-Aventis shall not make any such disparaging statements or representations about the Terminated Product. For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, or good character of the person or entity to whom the communication relates, and in the case of the Terminated Product, the development results and commercial potential of the Terminated Product. Notwithstanding the foregoing, the Parties agree that Sanofi-Aventis may repeat its prior public statements concerning the Terminated Product and each Party may repeat its prior public statements concerning the Disputes or make similar statements without violating the terms of this Paragraph.

22.    MEDIA/PRESS RELEASES. Upon the execution of this Termination Agreement, Lexicon may issue the press release attached as Exhibit F. If either Party seeks to issue any other press release related to this Termination Agreement, it will provide the other Party an advance copy of the press release related to this Termination Agreement, at least 24 hours before it is released and consider in good faith any edits or modifications requested by the other Party.

23.    GOVERNING LAW AND FORUM SELECTION. This Termination Agreement and all related documents, including all schedules attached hereto, and all matters arising out of or relating to this Termination Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York, United States, without giving effect to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against any other Party in any way arising from or relating to this Termination Agreement and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud, and statutory claims, in any forum other than through arbitration pursuant to Section 13.5 of the License Agreement or through the state or federal courts of New York, New York County. Each Party irrevocably and unconditionally submits to the jurisdiction of such fora for such express purposes, and subject to the dispute resolution process set forth herein. Each Party agrees that a final judgment in any such arbitration, action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In addition, each Party agrees to accept service of any legal process sent in accordance with the notice provision of Paragraph 14 of this Termination Agreement.

24.    ENTIRE AGREEMENT. This Termination Agreement, including the attachment(s), contains the entire understanding of the Parties with respect to the subject matter contained herein, and supersedes all prior written or oral communications. This Termination Agreement may not be modified or amended except by an instrument in writing signed by all Parties. No other representation has induced the Parties to execute this Termination Agreement, and there are no representations, inducements, promises or agreements, oral or otherwise, between the Parties not embodied in this Termination Agreement, which are of any force or effect with reference to this Termination Agreement or otherwise. This Termination Agreement shall inure to the benefit of, and be binding upon, the Parties hereto, and their respective affiliated entities, trusts, successors-in-interest, assigns, representatives, directors, officers, employees, stockholders, and members.

25.    NON-WAIVER. No delay or failure by a party to exercise any right under this Termination Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

26.    REPRESENTATION BY COUNSEL. Each Party hereby acknowledges that it has been represented by counsel of its choosing in connection with the execution and delivery of this Termination Agreement, that the Parties and their counsel have reviewed this Termination Agreement prior to execution and that any ambiguity in or dispute about the meaning of any term or provision of this Termination Agreement shall not be construed against any Party, but shall be construed as if this Termination Agreement were jointly drafted.

27.    ATTORNEY’S FEES. Each Party is responsible for its own legal fees and costs in connection with the preparation, negotiation and consideration of this Termination Agreement. The prevailing Party in any arbitration or litigation regarding this Termination Agreement shall be entitled to recover its reasonable attorneys’ fees and costs.

28.    CONSTRUCTION. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term

“including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

29.    SEVERABILITY. In the event any part of this Termination Agreement is held by a court of law to be unenforceable, the remaining parts of this Termination Agreement shall remain in full force and effect.

30.    COUNTERPARTS. This Termination Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The Parties hereto agree that facsimile transmission or PDF of original signatures shall constitute and be accepted as original signatures.

31.    LATE PAYMENTS. Should any amount payable from one Party to the other Party under this Termination Agreement not be paid on or before the date such payment is due, then, without limiting any other remedies the payment-receiving Party may have with respect to such non-payment, late payment interest shall be payable on such amount as set forth in Section 7.12 of the License Agreement, which shall survive termination of the License Agreement for such purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Termination Agreement to be executed by their duly authorized representatives and effective as of the Settlement Date.

Dated: September __, 2019	Lexicon Pharmaceuticals, Inc. By:______________________________ Name:______________________________ Title:______________________________

Dated: September __, 2019	Sanofi-Aventis Deutschland GmbH By:______________________________ Name:______________________________ Title:______________________________

SCHEDULE A-1

ASSUMED CORE PHASE 3 STUDIES

CORE PHASE 3 STUDIES
No.	Study Name	Study ID
1.	Efficacy and Safety of Sotagliflozin Versus Placebo in Patients With Type 2 Diabetes Mellitus Not Currently Treated With Antidiabetic Therapy	EFC14833
2.	Efficacy and Safety of Sotagliflozin Versus Placebo in Patients With Type 2 Diabetes Mellitus on Background of Metformin	EFC14834
3.	Efficacy and Safety of Sotagliflozin Versus Placebo in Patients With Type 2 Diabetes Mellitus on Background of Sulfonylurea Alone or With Metformin	EFC14835
4.	Safety and Efficacy Study of Sotagliflozin on Glucose Control in Patients With Type 2 Diabetes, Moderate Impairment of Kidney Function, and Inadequate Blood Sugar Control (SOTA-CKD3)	EFC14837
5.	Efficacy and Safety of Sotagliflozin Versus Glimepiride and Placebo in Subjects With Type 2 Diabetes Mellitus That Are Taking Metformin Monotherapy (SOTA-GLIM)	EFC14838
6.
Efficacy and Safety of Sotagliflozin Versus Placebo and Empagliflozin in Subjects With Type 2 Diabetes Mellitus Who Have Inadequate Glycemic Control While Taking a DPP4 Inhibitor Alone or With Metformin (SOTA-EMPA)
EFC14867
7.
Efficacy and Safety of Sotagliflozin Versus Placebo in Subjects With Type 2 Diabetes Mellitus Who Have Inadequate Glycemic Control While Taking Insulin Alone or With Other Oral Antidiabetic Agents (SOTA-INS)
EFC14868
8.
A Study to Evaluate Safety and Effects of Sotagliflozin Dose 1 and Dose 2 on Glucose Control in Patients With Type 2 Diabetes, Severe Impairment of Kidney Function and Inadequate Blood Sugar Control (SOTA-CKD4)
EFC15166
9.	Efficacy and Bone Safety of Sotagliflozin Dose 1 and Dose 2 Versus Placebo in Subjects With Type 2 Diabetes Mellitus Who Have Inadequate Glycemic Control (SOTA-BONE)	EFC15294

SCHEDULE A-2

ASSUMED NON-CORE STUDIES

NON-CORE STUDIES
No.	Study Name	Study ID
10.	Effect of Sotagliflozin on Cardiovascular and Renal Events in Patients With Type 2 Diabetes and Moderate Renal Impairment Who Are at Cardiovascular Risk (SCORED)	EFC14875
11.	Effect of Sotagliflozin on Cardiovascular Events in Patients With Type 2 Diabetes Post Worsening Heart Failure (SOLOIST-WHF Trial)	EFC15156
12.	Safety, Tolerability and Pharmacodynamic Activity of Sotagliflozin in Hemodynamically Stable Patients With Worsening Heart Failure	PDY15079
13.	Sotagliflozin Multiple-dose Study in Healthy Chinese Subjects	TDR15349
14.	Efficacy and Safety of Sotagliflozin Versus Placebo in Chinese Patients With Type 2 Diabetes Mellitus Not Adequately Controlled by Metformin With or Without Sulfonylurea	EFC15193
15.	Efficacy and Safety of Sotagliflozin Versus Placebo in Chinese Patients With Type 2 Diabetes Mellitus Not Adequately Controlled by Diet and Exercise	EFC15194
16.
Efficacy and Safety of Sotagliflozin in Asian Patients with Type 2 Diabetes Mellitus Who Have Inadequate Glycemic Control on basal insulin alone or basal insulin with oral anti-diabetic drugs (OADs)
Note: Does not have patients screened yet.
EFC15253
17.	Study To Determine Bioavailability of Sotagliflozin in Healthy Male and Female Subjects	PKM15402
18.	A Bioequivalence Study Testing Two Formulations of Sotagliflozin in Healthy Male and Female Subjects Under Fasted Conditions	BEQ14993
19.	Comparison of Pharmacodynamic Effects of Sotagliflozin and Empagliflozin in T2DM Patients With Mild to Moderate Hypertension	PDY15010
20.	Pre-clinical study ongoing in Germany: The role of combined SGLT-1 and SGLT-2 inhibition in the heart- rat model of diabetic cardiomyopathy	EC000412

SCHEDULE B

ASSUMED STUDY CONTRACTS*

*This list tracks the file structure and organization of Assumed Study Contracts as provided and disclosed to Lexicon in the SharePoint document sharing platform. To the extent this Schedule varies in contract name, party name or date, Sanofi refers Lexicon to the SharePoint site for the specific details.

No.	Contract	Party(ies)	Date
[**]	[**]	[**]	[**]

[Fifteen (15) pages redacted]

SCHEDULE C

INVENTORY TO BE TRANSFERRED

	Quantity	Use by date	Location
[**]	[**]	[**]	[**]

SCHEDULE D

ASSUMED MANUFACTURING AND SUPPLY CONTRACTS

No.	Contract	Party(ies)	Date
[**]	[**]	[**]	[**]

[Two (2) pages redacted]

SCHEDULE E

PATENTS AND TRADEMARKS TO BE ASSIGNED

PATENTS:

Patents	Agency	Date Filed	Summary
[**]	[**]	[**]	[**]

TRADEMARKS:

[**]

[Five (5) pages redacted]

EXHIBIT F

PRESS RELEASE

LEXICON PHARMACEUTICALS announces termination of alliance AND SETTLEMENT with sanofi

Conference Call and Webcast Today at 5:00 pm EDT / 4:00 pm CDT

The Woodlands, Texas, September 10, 2019 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today announced the termination of its alliance with Sanofi for the development and commercialization of ZynquistaTM (sotagliflozin) and the settlement of its related disputes with Sanofi, each effective September 9, 2019. In connection with the termination, Lexicon will regain all rights to Zynquista and assume full responsibility for the worldwide development and commercialization of Zynquista in both type 1 and type 2 diabetes. Under the terms of the settlement, Sanofi will pay Lexicon $260 million, of which $208 million is payable upfront and the remainder is payable within twelve months, and coordinate with Lexicon in the transition of responsibility for ongoing clinical studies and other activities.

“Our four-year alliance with Sanofi has been a productive one, with Zynquista receiving marketing approval in Europe in type 1 diabetes and advancing into late-stage studies in type 2 diabetes,” said Lonnel Coats, president and chief executive officer of Lexicon. “Regaining worldwide rights allows us to advance our efforts to realize the full value of the Zynquista program as we prepare for regulatory filings in the U.S. and in Europe in type 2 diabetes, with data coming over the next few months from the remainder of the core Phase 3 studies and over the longer term from two outcomes studies with potential for demonstrating cardiovascular and renal benefits. We believe that this potential, along with a European approval in type 1 diabetes, offer an attractive opportunity for potential collaborators as we work to maximize the global potential for Zynquista and to achieve greater operational flexibility.”

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 5:00 pm EDT / 4:00 pm CDT to discuss today’s announcement. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 7376526. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About Zynquista (sotagliflozin)

Discovered using Lexicon’s unique approach to gene science, Zynquista is an oral dual inhibitor of two proteins responsible for glucose regulation known as sodium-glucose co-transporter types 1 and 2 (SGLT1 and SGLT2). SGLT1 is responsible for glucose absorption in the gastrointestinal tract, and SGLT2 is responsible for glucose reabsorption by the kidney. Zynquista is approved in the European Union (EU) for use as an adjunct to insulin therapy to improve blood sugar (glycemic) control in adults with type 1 diabetes with a body mass index ≥ 27 kg/m2, who could not achieve adequate glycemic control despite optimal insulin therapy. Outside of such approval, Zynquista is investigational and has not been approved by any other regulatory authority for type 1 or type 2 diabetes.

About Lexicon Pharmaceuticals

Lexicon is a fully integrated biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to its first commercial product, XERMELO, Lexicon has a pipeline of promising drug candidates in clinical and preclinical development in diabetes and metabolism, oncology and neuropathic pain. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s long-term outlook on its business, the commercialization of XERMELO (telotristat ethyl) and Zynquista (sotagliflozin), and the clinical development of, the regulatory filings for, and the potential therapeutic and commercial potential of telotristat ethyl, sotagliflozin, LX2761 and LX9211. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize XERMELO, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of telotristat ethyl, sotagliflozin, LX2761, LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Investor Inquiries:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

For Media Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Patient Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com